UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Destination Maternity Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Destination Maternity Provides Operational Update Following Constructive Stockholder Engagement

Continues to expect $10 - $11 million in annualized savings

E-commerce sales increase over 50% in the first eleven-weeks of Q3 2017, accelerating from 30.2% rise in Q2

MOORESTOWN, N.J., Oct. 15, 2017 — Destination Maternity Corporation (NASDAQ: DEST), the world’s leading maternity apparel retailer, today provided an operational update following constructive engagements with Company stockholders over the last several weeks.

Allen Weinstein, Interim Chief Executive Officer, stated: “Since assuming the role of Interim CEO just over a month ago, I have been impressed by the depth of talented employees we have at every level of the Company. I firmly believe that the infrastructure improvements implemented at Destination over the past three years have established a solid foundation on which the Company can further enhance its position as the leader in maternity and nursing apparel, and I am working diligently with the rest of the management team to ensure that we are well-positioned for the permanent CEO to make an immediate impact from day one.

The investments we have made in our ecommerce platform this year have generated significant positive momentum, as evidenced by the channel’s 30.2% rise in comparable sales for the second quarter and an over 50% rise so far in the third quarter. Building from this strength, we will continue to maximize the connectivity between our digital and brick and mortar channels, creating a seamless, category-focused retail experience with a high level of personal service for our customer. The next steps in this evolution include opening up ship-from-store fulfillment from all Company stores by the beginning of next month, rolling out our pick-up-from store by the end of this calendar year, as well as additional short term initiatives including reserve online/pickup in store, and online appointments for in-store visits.”

Mr. Weinstein continued, “In addition to implementing operational initiatives, management has worked closely with the Board to transform Destination into a more nimble, more efficient and more effective Company by streamlining the organizational structure and business processes, and focusing resources to more directly benefit the customer. Apart from the operational benefits which should manifest themselves in better operating results, these changes are expected to deliver $10 to $11 million in run-rate savings beginning in fiscal year 2018, with one-time costs of approximately $3 million that will mostly be incurred in fiscal year 2017. As we look to the future, we will continue to evaluate effective means of streamlining processes, such as the ongoing evaluation of our real estate portfolio, as part of our broader efforts to meaningfully improve financial results and generate shareholder value.”

Barry Erdos, Non-Executive Chairman of the Board, commented, “The Board is encouraged by what Allen and the management team have accomplished in such a brief time. We continue to search for a permanent CEO, and are gratified to have Allen leading Destination during the interim period, giving us the time needed to conduct a thorough search.”

Mr. Erdos continued, “During this critical time, the Board is working closely with all of its key advisors, including Guggenheim Securities, to assist the Board in its exploration of alternatives designed to maximize returns and value for the Company’s stockholders. Separately, the Board is evaluating its composition and is prepared to add individuals who possess additional skills and experience which will help further Destination’s growth. We look forward to making progress in that regard after the upcoming shareholders meeting.”

Forward-Looking Statements

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding run-rate savings, earnings, net sales, comparable sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the strength or weakness of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and international franchise relationships and marketing partnerships, future sales trends in our various sales channels, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for apparel (such as fluctuations in pregnancy rates and birth rates), expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire, develop and retain senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, our compliance with applicable financial and other covenants under our financing arrangements, potential debt prepayments, the trading liquidity of our common stock, changes in market interest rates, our compliance with certain tax incentive and abatement programs, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), or in materials incorporated therein by reference.

Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. The Company assumes no obligation to update or revise the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

Important Additional Information

Destination Maternity, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Destination Maternity stockholders in connection with the matters to be considered at Destination Maternity’s 2017 Annual Meeting to be held on October 19, 2017. Destination Maternity filed a definitive proxy statement on September 21, 2017 and supplements thereto on October 4, 2017 and October 10, 2017 (the “Proxy Statement”) with the SEC in connection with any such solicitation of proxies from Destination Maternity stockholders. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WITH RESPECT TO THE 2017 ANNUAL MEETING, AND OTHER DOCUMENTS FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and other materials to be filed with the SEC in connection with Destination Maternity’s 2017 Annual Meeting. Stockholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Destination Maternity with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at http://investor.destinationmaternity.com.

About Destination Maternity

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. As of April 29, 2017 Destination Maternity operates 1,157 retail locations in the United States, Canada and Puerto Rico, including 511 stores, predominantly under the trade names Motherhood Maternity®, A Pea in the Pod® and Destination Maternity®, and 646 leased department locations. The Company also sells merchandise on the web primarily through its brand-specific websites, motherhood.com and apeainthepod.com, as well as through its destinationmaternity.com website. Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea, Mexico, Israel and India. As of April 29, 2017 Destination Maternity has 219 international franchised locations, including 19 standalone stores operated under one of the Company’s nameplates and 200 shop-in-shop locations.